THE STRIDE RITE CORPORATION

                  EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                      (In Thousands except Per Share Data)


                             Three Months Ended            Six Months Ended

                         June 3, 1994  May 28, 1993  June 3, 1994  May 28, 1993


Net income applicable
  to common shares          $ 7,680       $19,356        $12,529        $32,503


Calculation of shares:

   Weighted average num-
     ber of common
     shares outstanding      49,956        50,816         50,101         50,878

   Common shares attri-
     butable to assumed
     exercise of dilu-
     tive stock options
     and stock purchase
     rights using the
     treasury stock
     method                      81           216            131            223


Average common shares
  and common equiva-
  lents outstanding
  during the
  period                     50,037        51,032         50,232         51,101



Net income per common
   share                       $.15          $.38           $.25           $.64


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